Exhibit 10.28




                           July 2, 1997


Smith Corona Corporation
839 Route 13 South
Cortland, New York 13045-0990


          Re:  Loan and Security Agreement by and between Smith
               Corona Corporation ("Borrower") and Congress
               Financial Corporation ("Lender"), dated
               February 28, 1997 (as from time to time amended and supplemented, the "Loan Agreement")


Gentlemen:

     This will confirm the agreement between Borrower and Lender that the Loan Agreement shall be and is hereby amended as follows:

     1.   Section 1.31 (definition of "Letter of Credit
Accommodations") is amended by adding, after the word "issuer" at the end thereof, the words "or (c) with respect to which Lender has issued or guaranteed drafts and acceptances relating to the foregoing or otherwise ("Acceptances")".

     2. Section 2.2(a) is amended by deleting the parenthetical reference to "(including both documentary and standby letters of credit) and replacing it with "(including documentary letters of credit, standby letters of credit and Acceptances)".

     3. Section 2.2(b) is amended to provide that the references in the first sentence thereof to the "daily outstanding balance" of the Letter of Credit Accommodations shall mean, only for purposes of the first sentence of Section 2.2(b), exclusive of the daily outstanding balance of the Acceptances.

     4. Section 2.2(b) is further amended by adding the following at the end thereof:

          "(b) In addition to any charges, fees or expenses charged by any bank or issuer in connection with the Acceptances included in the Letter of Credit Accommodations, Borrower shall pay to Lender an Acceptance fee at a rate equal to two and one-half (2.5%) percent per annum on the daily outstanding balance of the Acceptances for the immediately preceding month (or part thereof), payable in arrears as of the first day of each succeeding month, except that Borrower shall pay to Lender such Acceptance fee, at Lender's option, without notice, at a rate equal to four and one half (4.5%) percent per annum or such daily outstanding balance for: (i) the period from and after the date of termination or non-renewal hereof until Lender has received full and final payment of all Obligations (notwithstanding entry of a judgment against Borrower) and (ii) the period from and after the date of the occurrence of an Event of Default for so long as such Event of Default is continuing as determined by Lender. Such Acceptance fee shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed and the obligation of Borrower to pay such fee shall survive the termination or non-renewal of this Agreement."

     5.   Section 2.2(c) is amended to provide that Section
2.2(c)(i) is not applicable to Acceptances and that Section
2.2(c)(ii) shall be applicable to Acceptances.

     6. Section 2.2(d) is amended to add the following sentence immediately after the first sentence thereof:

          "The amount of all outstanding Acceptances shall be included in such Letter of Credit Accommodations and, except in Lender's sole discretion, shall not at any time exceed $3,000,000."

     Except as hereinabove specifically provided, the Loan
Agreement and all other Financing Agreements (as such term is defined in the Loan Agreement) are ratified and confirmed.

                              Very truly yours,

                              CONGRESS FINANCIAL CORPORATION

                              By:/s/ Ken Holler

                              Title: Assistant Vice President


Accepted and Agreed to:

SMITH CORONA CORPORATION

By:/s/ John A. Piontkowski

Title: Executive Vice President and
         Chief Financial Officer